EXHIBIT 10.1

DEBT EXCHANGE AGREEMENT

THIS DEBT EXCHANGE AGREEMENT (the “Agreement”) is entered into as of May 10, 2021, by and between Cosmos Holdings Inc., a Nevada corporation with offices located at 141 West Jackson Blvd, Suite 4236, Chicago, Illinois 60604 (the “Company”), and Grigorios Siokas, a resident of Greece and Chief Executive Officer of Cosmos Holdings Inc. (the “Lender”).

W I T N E S S E T H

A. WHEREAS, on or about July 25, 2019, Mark Rubenstein, individually and as a shareholder of the Company, brought the action styled Rubenstein v. Siokas, et al., Case No. 1:19-cv-06976-KPF (S.D.N.Y.) (the “LawSuit”) against Grigorios Siokas for recovery of alleged profits earned under Section 16(b) of the Securities Exchange Act of 1934. Although recovery was sought only from Mr. Siokas, the Company was also named as a nominal defendant;

B. WHEREAS, on or about September 18, 2020, in an effort to avoid uncertainty of litigation and further legal expense, the Lender settled the Lawsuit (the “Settlement”) by agreeing to reimburse the Company a total of six hundred thousand ($600,000) dollars, payable as a combination of (1) the Lender reimbursing the Company for Plaintiff’s attorneys’ fees, in an amount determined on April 23, 2021 by the Court to be $120,000 plus $4,137 of litigation costs be paid in cash, and (2) Mr. Siokas relieving the Company of certain debt owed to him;

C. WHEREAS, the Lender has agreed to forgo repayment of $600,000 of indebtedness owed to him by the Company and the Company has agreed to accept the forgiveness of $600,000 of indebtedness to the Lender in consideration of the Settlement (the “Exchange”); and

D. WHEREAS, the Company shall pay plaintiffs cause $120,000 plus litigation costs of $4,137 under the terms of the Court Order dated April 23, 2021.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange. On the date hereof, Lender hereby agrees to Exchange an aggregate of $600,000 of Indebtedness owed to him from the Company in exchange for the Company agreeing to extinguish $600,000 of Indebtedness to the Lender and pay Plaintiff’s counsel the legal fees of $120,000, plus $4,137 litigation costs. The Company and the Lender shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

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2. Representations and Warranties of the Lender.

(a) Lender Representation.

(i) Authority. The Lender has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out his obligations hereunder.

(ii) No Governmental Review. The Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Exchange or the fairness or suitability of Exchange, nor have such authorities passed upon or endorsed the merits of the offering of the Exchange.

(iii) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Lender and shall constitute the legal, valid and binding obligations of the Lender enforceable against the Lender in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(iv) No Conflicts. The execution, delivery and performance by the Lender of this Agreement, and the consummation by the Lender of the transactions contemplated hereby will not (A) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Lender is a party, or (B) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Lender, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Lender to perform its obligations hereunder.

3. Representations and Warranties of the Company.

The Company represents and warrants to Lender as follows:

(a) Due Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as currently being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, unless the failure to be so qualified or in good standing, as the case may be, would not have or would not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other document in connection with the Exchange (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), constituting a “Material Adverse Effect”).

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(b) This Agreement has been duly and validly executed and delivered by the Company, and upon the execution and delivery of this Agreement by the Company and the performance by the Company of his obligations herein, this Agreement will constitute a legal, valid and binding obligation of the Company.

(c) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of any of the terms, conditions or provisions of any other agreement to which the Company is a party.

(d) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Company, currently threatened against the Company that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

(e) There is no firm, corporation, entity, agency or Person that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company.

4. Effective Date. Except as otherwise provided herein, this Agreement shall be deemed effective as of such date as the Company and the Lender shall have duly executed and delivered this Agreement (the “Effective Date”).

5. No Commissions. Neither the Company nor the Lender has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

6. Miscellaneous.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

(b) The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

(c) A telefaxed or received e-mail copy of this Agreement shall be deemed an original.

(d) The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights at any time to enforce strict compliance thereafter with every other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

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(f) This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

(g) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

(h) The representations, warranties, covenants and agreements of the Company and the Lender contained in this Agreement shall survive the closing of the transaction contemplated hereunder.

(i) This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. This Agreement shall be binding upon, and, inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

(j) Any notice, request, instrument or other document to be given hereunder by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when delivered personally; if delivered via a nationally recognized overnight courier service to the party at the address first written above in the Preamble, on the second business day; or otherwise, within five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made or at such other address as the one party shall specify to the other party in writing.

(k) It is acknowledged, understood and agreed by the parties hereto that they had the opportunity to seek independent legal counsel of its choice prior to the execution and delivery of this Agreement. Any axiom of law requiring construction of a document against the draft or thereof is hereby waived. The parties hereto have freely, of their own respective will, executed this Agreement without any undue influence, coercion, duress or other circumstances to bring into question the validity, enforceability and/or execution of this Agreement.

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IN WITNESS WHEREOF, Lender and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY: COSMOS HOLDINGS INC.

By:	/s/ Pavlos Ignatiades
Name: Pavlos Ignatiades
Title: Chief Operating Officer

LENDER

/s/ Grigorios Siokas
Name: Grigorios Siokas
Title: Chief Executive Officer

Aggregate Principal Amount of Indebtedness:

$600,000.00

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